Exhibit 99.3

MARCH 2021 TICKER: APEI EXCHANGE: NASDAQ

apei AMERICAN PUBLIC EDUCATION, INC.

HEROI™

Mission of Helping Learners of all Backgrounds Maximize their Higher Education Return on Investment (HEROI)

A leading provider of higher education for adult learners, American Public Education, Inc. (APEI) offers affordable, accessible, relevant and quality academic programs and services to students, universities and partner organizations through its wholly owned subsidiaries **American Public University System (APUS)** and National Education Seminars Inc., which we refer to as **Hondros College of Nursing (HCN)**.

On October 28, 2020, APEI announced the transformational deal to acquire Rasmussen University, the nation's largest educator of ADN nurses.[1]

APEI would become the #1 educator of pre-licensure nurses (ADN/RN and PN/LPN), serving over 10,000 nursing students. The acquisition is expected to close by the middle of the third quarter 2021, subject to satisfaction or waiver of certain closing conditions.

97%
APUS ALUMNI SURVEYED
Respondents indicated that APUS programs met their overall expectations.[2]

110K+
APUS ALUMNI

6K+
HCN ALUMNI

55+
HCN RELATIONSHIPS
with healthcare employers

34%
OF APUS STUDENTS
returned for a second degree[3]

Revenue
(in thousands)

2017	**$299,248**
2018	**$297,687**
2019	**$286,270**
2020	**$321,785**



Net Income
(in thousands)

2017	**$21,121**
2018	**$25,639**
2019	**$10,013**
2020	**$18,822**



Total Assets
(in thousands)

2017	**$399,038**
2018	**$370,958**
2019	**$354,897**
2020	**$371,018**



Net Cash Provided by Operating Activities
(in thousands)

2017	**$47,938**
2018	**$44,179**
2019	**$38,370**
2020	**$44,810**



Chris Symanoskie, IRC, Vice President, Investor Relations 703-334-3880 or csymanoskie@apei.com

NOTE: Past performance is not indicative of future results. Additional information, including important details about risk factors, can be found in APEI's filings with the U.S. Securities and Exchange Commission, www.sec.gov.

1. Integrated Postsecondary Education Data System and APEI analysis.
2. APUS, 2017 End of Program Survey
3. APUS undergraduate students who completed an associate or bachelor's degree in 2020.

American Public University System

An online institution of higher learning serving the needs of military, public service and civilian communities through American Military University (AMU) and American Public University (APU).

At-A-Glance[3]

- 88% of Students Are Working Adults
- Avg. Age of Students: 32 years
- Avg. Undergraduate Class Size: 19 students
- Avg. Graduate Class Size: 10 students
- Gender Diversity: 62% male / 33% female / 5% unreported
- Over 220 Degree and Certificate Programs
- Approximately 1,800 Faculty Members
- 117,000 conferred degrees and certificates

Focus on Affordability

APUS programs rank #93 nationally, or in the top 2%, for 20-year return on educational investment or net present value.[4]

72% of AMU and APU alumni have graduated with no APUS-incurred student loan debt.[5]

Student Satisfaction

51% of APUS students were referred by others[6]



Enrollment and Registrations[1]

For the three months ended March 31,	2021	2020	% Change
Net Course Registrations by New Students	11,500	10,100	14%
Net Course Registrations	92,900	84,800	10%
As of March 31,	**2021**	**2020**	**% Change**
APUS Student Enrollment[2]	91,500	82,800	11%

Registrations by Primary Funding Source

For the three months ended March 31, 2021



VA
21%
TA
46%
FSA
19%
14%
Other

Enrollment by Degree Level[3]



Master's
16%
Bachelor's
Associate's
17%
58%
9%
All Others

Enrollment by School[3]



Health Science
Security & Global Sudies
Science, Technology, Engineering & Math
13%
23%
16%
2%
24%
22%
Education
Business
Arts & Humanities

1. *APUS Net Course Registrations* represent the approximate aggregate number of courses for which students remain enrolled after the date by which they may drop a course without financial penalty.
2. *APUS Student Enrollment* represents the number of unique active students, including those who are currently on an approved leave of absence, who are currently in class or have completed a course within the past 12 months. Excludes students in doctoral programs. APUS Student Enrollment as of December 31, 2020 includes 1,900 students whose last 8-week course started October 7, 2019 ended in early December 2019. In the fourth quarter of 2020, year-over-year enrollment growth would have been approximately 9% absent this factor.
3. As of December 31, 2020.
4. Georgetown University Center on Education and Workforce, A First Try at ROI: Ranking 4,500 Colleges, 2019.
5. Includes alumni who graduated with an Associate's, Bachelor's or Master's degree from APUS as of December 31, 2020. Student loan debt is defined as student loans and private education loans and considers tuition, fees, living expenses, and book costs associated with courses taken at APUS.
6. Students starting in 2020.

Hondros College of Nursing

Serving the needs of nurses and the healthcare community online and through campus locations in Akron, Cincinnati, Cleveland, Columbus, Dayton, Toledo, and Indianapolis.

HONDROS COLLEGE OF NURSING

Student Enrollment[1]

For the three months ended March 31,	2021	2020	% Change
New Student Enrollment	644	444	45%
Total Student Enrollment	2,270	1,570	45%

Approximate Cost (Tuition) of Degree Completion		
Licensed Practical Nursing (LPN)	$17,568 (Ohio); $17,934 (Indiana)	
Associate Degree in Nursing (ADN)	$25,742	Alumni Tuition is $24,522[2]

Enrollment by Program[3]

For the full year ended December 31, 2020.



Licensed Practical Nurse
63%
37%
Associate's Degree in Nursing

At-A-Glance[3]

- Avg. Age of Students: 30 years
- Gender Ratio: 93% female / 7% male
- Avg. Class Size: 15 students

Graduates[3]

- 6,000+ alumni



Transformational Acquisition of Rasmussen University*

With the pending transaction scheduled to close in the middle of the third quarter of 2021, subject to satisfaction or waiver of certain closing conditions, APEI will become the largest educator of ADN nurses, serving over 10,000 students. Rasmussen University offers degree programs to adult learners through 24 campuses in six states.[4]

1. *HCN Student Enrollment* represents the total number of students enrolled in a course after the date by which students may drop a course without financial penalty.
2. Tuition for alumni of HCN's Practical Nursing program is $23,790.
3. For the twelve months ended December 31 2020.
4. On an annual pro forma basis, assuming the transaction had closed as of January 1, 2021.